Exhibit 99.2

PART I: FINANCIAL INFORMATION

Item 1:	Financial Statements
eBay Inc.
CONSOLIDATED BALANCE SHEET

	December 31, 2013	December 31, 2012
	(In millions, except par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$4,494	$6,817
Short-term investments	4,531	2,591
Accounts receivable, net	899	822
Loans and interest receivable, net	2,789	2,160
Funds receivable and customer accounts	9,260	8,094
Other current assets	1,310	914
Total current assets	23,283	21,398
Long-term investments	4,971	3,044
Property and equipment, net	2,760	2,491
Goodwill	9,267	8,537
Intangible assets, net	941	1,128
Other assets	266	476
Total assets	$41,488	$37,074
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$6	$413
Accounts payable	309	301
Funds payable and amounts due to customers	9,260	8,094
Accrued expenses and other current liabilities	2,799	1,916
Deferred revenue	158	137
Income taxes payable	107	63
Total current liabilities	12,639	10,924
Deferred and other tax liabilities, net	841	972
Long-term debt	4,117	4,106
Other liabilities	244	207
Total liabilities	17,841	16,209
Commitments and contingencies (Note 11)
Stockholders' equity:
Common stock, $0.001 par value; 3,580 shares authorized; 1,294 and 1,294 shares outstanding	2	2
Additional paid-in capital	13,031	12,062
Treasury stock at cost, 296 and 271 shares	(9,396)	(8,053)
Retained earnings	18,854	15,998
Accumulated other comprehensive income	1,156	856
Total stockholders' equity	23,647	20,865
Total liabilities and stockholders' equity	$41,488	$37,074

The accompanying notes are an integral part of these consolidated financial statements.

eBay Inc.
CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2013	2012	2011
	(In millions, except per share amounts)
Net revenues	$16,047	$14,072	$11,652
Cost of net revenues	5,036	4,216	3,461
Gross profit	11,011	9,856	8,191
Operating expenses:
Sales and marketing	3,060	2,913	2,435
Product development	1,768	1,573	1,235
General and administrative	1,703	1,567	1,364
Provision for transaction and loan losses	791	580	517
Amortization of acquired intangible assets	318	335	267
Total operating expenses	7,640	6,968	5,818
Income from operations	3,371	2,888	2,373
Interest and other, net	95	196	1,537
Income before income taxes	3,466	3,084	3,910
Provision for income taxes	(610)	(475)	(681)
Net income	$2,856	$2,609	$3,229
Net income per share:
Basic	$2.20	$2.02	$2.50
Diluted	$2.18	$1.99	$2.46
Weighted average shares:
Basic	1,295	1,292	1,293
Diluted	1,313	1,313	1,313

The accompanying notes are an integral part of these consolidated financial statements.

eBay Inc.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Net income	$2,856	$2,609	$3,229
Other comprehensive income (loss), net of reclassification adjustments:
Foreign currency translation	208	337	(280)
Unrealized gains (losses) on investments, net	234	99	57
Tax (expense) benefit on unrealized gains (losses) on investments, net	(93)	(6)	(35)
Unrealized gains (losses) on hedging activities, net	(51)	(127)	58
Tax (expense) benefit on unrealized gains (losses) on hedging activities, net	2	4	(1)
Other comprehensive income (loss), net tax	300	307	(201)
Comprehensive income	$3,156	$2,916	$3,028

The accompanying notes are an integral part of these consolidated financial statements.

eBay Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Common stock:
Balance, beginning of year	$2	$2	$2
Common stock issued	—	—	—
Common stock repurchased/forfeited	—	—	—
Balance, end of year	2	2	2
Additional paid-in-capital:
Balance, beginning of year	12,062	11,145	10,481
Common stock and stock-based awards issued and assumed	173	312	130
Stock-based compensation	572	488	458
Stock-based awards tax impact	224	117	44
Non-controlling interests	—	—	32
Balance, end of year	13,031	12,062	11,145
Treasury stock at cost:
Balance, beginning of year	(8,053)	(7,155)	(6,091)
Common stock repurchased	(1,343)	(898)	(1,064)
Balance, end of year	(9,396)	(8,053)	(7,155)
Retained earnings:
Balance, beginning of year	15,998	13,389	10,160
Net income	2,856	2,609	3,229
Balance, end of year	18,854	15,998	13,389
Accumulated other comprehensive income:
Balance, beginning of year	856	549	750
Change in unrealized gains on investments	234	99	57
Change in unrealized gains (losses) on cash flow hedges	(51)	(127)	58
Foreign currency translation adjustment	208	335	(280)
Tax benefit (provision) on above items	(91)	—	(36)
Balance, end of year	1,156	856	549
Total stockholders' equity	$23,647	$20,865	$17,930
Number of Shares:
Common stock:
Balance, beginning of year	1,294	1,286	1,298
Common stock issued	25	30	22
Common stock repurchased/forfeited	(25)	(22)	(34)
Balance, end of year	1,294	1,294	1,286
The accompanying notes are an integral part of these consolidated financial statements.

eBay Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Cash flows from operating activities:
Net income	$2,856	$2,609	$3,229
Adjustments:
Provision for transaction and loan losses	791	580	517
Depreciation and amortization	1,400	1,200	940
Stock-based compensation	609	488	458
Deferred income taxes	(31)	(35)	17
Excess tax benefits from stock-based compensation	(201)	(130)	(80)
Gain on sale of Skype	—	—	(1,664)
Gain on sale of equity investments	(75)	—	—
(Gain) loss on divestiture of businesses	—	(118)	257
Gain on acquisitions	—	—	(79)
Changes in assets and liabilities, net of acquisition effects
Accounts receivable	(123)	(207)	(292)
Other current assets	(378)	(310)	18
Other non-current assets	(108)	(96)	(18)
Accounts payable	7	(16)	29
Accrued expenses and other liabilities	(3)	(164)	(202)
Deferred revenue	20	28	12
Income taxes payable and other tax liabilities	231	9	132
Net cash provided by operating activities	4,995	3,838	3,274
Cash flows from investing activities:
Purchases of property and equipment	(1,250)	(1,257)	(963)
Changes in principal loans receivable, net	(794)	(727)	(587)
Purchases of investments	(7,505)	(3,128)	(2,290)
Maturities and sales of investments	3,943	1,421	1,596
Acquisitions, net of cash acquired	(869)	(143)	(3,223)
Repayment of note receivable and sale of related equity investments	485	—	—
Proceeds from divested business, net of cash disposed	—	144	—
Proceeds from the sale of Skype	—	—	2,269
Other	(22)	(73)	(109)
Net cash used in investing activities	(6,012)	(3,763)	(3,307)
Cash flows from financing activities:
Proceeds from issuance of common stock	437	483	242
Repurchases of common stock	(1,343)	(898)	(1,064)
Excess tax benefits from stock-based compensation	201	130	80
Tax withholdings related to net share settlements of restricted stock awards and units	(267)	(186)	(147)
Proceeds from issuance of long-term debt, net	—	2,976	—
Net (repayments) and borrowings under commercial paper program	—	(550)	250
Repayment of debt	(400)	—	(199)
Funds receivable and customer accounts, net	(1,149)	(4,126)	(1,369)
Funds payable and amounts due to customers, net	1,149	4,126	1,369
Other	18	(4)	—
Net cash (used in) provided by financing activities	(1,354)	1,951	(838)
Effect of exchange rate changes on cash and cash equivalents	48	100	(15)
Net (decrease) increase in cash and cash equivalents	(2,323)	2,126	(886)
Cash and cash equivalents at beginning of period	6,817	4,691	5,577
Cash and cash equivalents at end of period	$4,494	$6,817	$4,691
Supplemental cash flow disclosures:
Cash paid for interest	$99	$15	$29
Cash paid for income taxes	$466	$789	$373
Non-cash investing and financing activities:
Common stock options assumed pursuant to acquisition	$—	$—	$32
Note receivable from divested business	$—	$—	$288

The accompanying notes are an integral part of these consolidated financial statements.

eBay Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Summary of Significant Accounting Policies

The Company

We are a global technology company that enables commerce through three reportable segments: Marketplaces, Payments and Enterprise. Our Marketplaces segment includes our eBay.com platform and its localized counterparts and our other online trading platforms, such as our online classifieds sites and StubHub. Our Payments segment is comprised of PayPal and Bill Me Later. Our Enterprise segment, which we previously referred to as our GSI segment, consists of GSI Commerce, Inc. ("GSI"), which we acquired in the second quarter of 2011. The results of our Enterprise segment have been included in our consolidated results of operations from the acquisition date.
We are required to comply with various regulations worldwide in order to operate our businesses, particularly our Payments business. We also partner with banks and other financial institutions in order to offer our Payments services globally. Changes in regulations, non-compliance with regulations or loss of key bank or financial institution partners could have a significant adverse impact on our ability to operate our Payments business; therefore, we monitor these areas closely to mitigate potential adverse impacts.
When we refer to “we,” “our,” “us” or “eBay” in this document, we mean the current Delaware corporation (eBay Inc.) and its California predecessor, as well as all of our consolidated subsidiaries.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to provisions for transaction and loan losses, legal contingencies, income taxes, revenue recognition, stock-based compensation, goodwill and the recoverability of intangible assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

Principles of consolidation and basis of presentation

The accompanying financial statements are consolidated and include the financial statements of eBay Inc., our wholly and majority-owned subsidiaries and variable interest entities ("VIE") if we are the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation. Minority interests are recorded as a noncontrolling interest. A qualitative approach is applied to assess the consolidation requirement for VIEs. Investments in entities where we hold at least a 20% ownership interest and have the ability to exercise significant influence, but not control, over the investee are accounted for using the equity method of accounting. For such investments, our share of the investees' results of operations is included in interest and other, net and our investment balance is included in long-term investments. Investments in entities where we hold less than a 20% ownership interest are generally accounted for using the cost method of accounting, and our share of the investees' results of operations is included in our consolidated statement of income to the extent dividends are received.

We have evaluated all subsequent events through the date the financial statements were issued.

eBay Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue recognition

Our Marketplaces segment generates net transaction revenues primarily from listing and final value fees paid by sellers. Listing fee revenues are recognized ratably over the estimated period of the listing, while revenues related to final value fees are recognized at the time that the transaction is successfully closed. An auction transaction is considered successfully closed when at least one buyer has bid above the seller's specified minimum price or reserve price, whichever is higher, at the end of the transaction term.

Our Payments segment earns net transaction revenues primarily from processing transactions for customers. Revenues resulting from a payment processing transaction are recognized once the transaction is completed.

Our Enterprise segment generates net transaction revenues primarily from providing ecommerce technologies, order processing, fulfillment and customer care services to its clients.  The revenues can be fixed or variable and are based on the activity performed and/or the value of merchandise sold.  Revenues are recognized as the underlying activity is performed or upon shipment of the underlying merchandise.

Our marketing services revenues, included in all of our segments, are derived principally from the sale of advertisements, revenue sharing arrangements, classifieds fees, marketing service fees and lead referral fees. Our advertising revenues are derived principally from the sale of online advertisements. The duration of our advertising contracts has ranged from one week to five years, but is generally one week to one year. Advertising revenues on contracts are recognized as “impressions” (i.e., the number of times that an advertisement appears in pages viewed by users of our websites) are delivered, or as “clicks” (which are generated each time users on our websites click through our text-based advertisements to an advertiser's designated website) are provided to advertisers. For contracts with minimum monthly or quarterly advertising commitments where the fee and commitments are fixed throughout the term, we recognize revenue ratably over the term of the agreement. Some of our advertising contracts consist of multiple elements which generally include a blend of various impressions and clicks as well as other marketing deliverables. Where neither vendor-specific objective evidence nor third-party evidence of selling price exists, we use management's best estimate of selling price (BESP) to allocate arrangement consideration on a relative basis to each element. BESP is generally based on the selling prices of the various elements when they are sold to customers of a similar nature and geography on a stand-alone basis or estimated stand-alone pricing when the element has not previously been sold on a stand-alone basis. These estimates are generally based on pricing strategies, market factors and strategic objectives. Revenues related to revenue sharing arrangements are recognized based on revenue reports received from our partners, provided that collectability is reasonably assured. Revenues related to fees for listing items on our classified websites are recognized over the estimated period of the classified listing. Lead referral fee revenue is generated from lead referral fees based on the number of times a user clicks through to a merchant's website from our websites. Lead referral fees are recognized in the period in which the user clicks through to the merchant's website.

Our other revenues are derived principally from contractual arrangements with third parties that provide services to our users and interest and fees earned on the Bill Me Later portfolio of loan receivables. Revenues from contractual arrangements with third parties are recognized as the contracted services are delivered to end users. Interest and fees earned on the Bill Me Later portfolio of loan receivables are computed and recognized based on contractual interest and fee rates, and are net of any required reserves and amortization of deferred origination costs.

To drive traffic to our websites, we provide incentives to our users in the form of coupons and buyer and seller rewards. These incentives are generally treated as reductions in revenue.

Internal use software and website development costs
Direct costs incurred to develop software for internal use and website development costs are capitalized and amortized over an estimated useful life of one to five years. During the years ended December 31, 2013, 2012 and 2011, we capitalized costs, primarily related to labor and stock-based compensation, of $299 million, $285 million and $212 million, respectively. Amortization of previously capitalized amounts was $228 million, $184 million and $166 million for 2013, 2012 and 2011, respectively. Costs related to the design or maintenance of internal use software and website development are expensed as incurred.

eBay Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising expense
We expense the costs of producing advertisements at the time production occurs and expense the cost of communicating advertisements in the period during which the advertising space or airtime is used, in each case as sales and marketing expense. Internet advertising expenses are recognized based on the terms of the individual agreements, which are generally over the greater of the ratio of the number of impressions delivered over the total number of contracted impressions, on a pay-per-click basis, or on a straight-line basis over the term of the contract. Advertising expense totaled $1.0 billion, $1.1 billion and $977 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Stock-based compensation

We have equity incentive plans under which we grant equity awards, including stock options, restricted stock units, performance-based restricted stock units, performance share units and nonvested shares, to our directors, officers and employees. We primarily issue restricted stock units. We determine compensation expense associated with restricted stock units based on the fair value of our common stock on the date of grant. We determine compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. We generally recognize compensation expense using a straight-line amortization method over the respective vesting period for awards that are ultimately expected to vest. Accordingly, stock-based compensation expense for 2013, 2012 and 2011 has been reduced for estimated forfeitures. When estimating forfeitures, we consider voluntary termination behaviors as well as trends of actual option forfeitures. We recognize a benefit from stock-based compensation in equity to the extent that an incremental tax benefit is realized by following the ordering provisions of the tax law. In addition, we account for the indirect effects of stock-based compensation on the research tax credit and the foreign tax credit through our consolidated statement of income.

Provision for transaction losses

We are exposed to losses due to payment card and other payment misuse, as well as non-performance of and credit losses from sellers. Provisions for these items represent our estimate of actual losses based on our historical experience and actuarial techniques, as well as economic conditions. Provision for transaction losses includes PayPal's transaction loss expense as well as losses resulting from our customer protection programs on and off our platforms.

Income taxes
We account for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. If necessary, the measurement of deferred tax assets is reduced by the amount of any tax benefits that are not expected to be realized based on available evidence.

We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Cash and cash equivalents
Cash and cash equivalents are short-term, highly liquid investments with original maturities of three months or less when purchased and are mainly comprised of bank deposits, certificates of deposit, money market funds and commercial paper.
Allowance for doubtful accounts and authorized credits

We record our allowance for doubtful accounts based upon our assessment of various factors. We consider historical experience, the age of the accounts receivable balances, credit quality of our customers, current economic conditions and other factors that may affect our customers' ability to pay. The allowance for doubtful accounts and authorized credits was $106 million and $89 million at December 31, 2013 and 2012, respectively.

eBay Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loans and interest receivable, net
Loans and interest receivable represent purchased consumer receivables arising from loans made by a partner chartered financial institution to individual consumers in the U.S. to purchase goods and services through our Bill Me Later merchant network. The terms of the consumer relationship require us to submit monthly bills to the consumer detailing loan repayment requirements. The terms also allow us to charge the consumer interest and fees in certain circumstances. Due to the relatively small dollar amount of individual loans and interest receivable, we do not require collateral on these balances.
As part of the arrangement with the partner chartered financial institution in 2013, we sell a participation interest in the entire pool of consumer receivables outstanding to the same financial institution.  We apply a control-oriented, financial-components approach and account for the asset transfer as a sale and derecognize the portion of participation interest for which control has been surrendered.  We do not recognize any gains or losses on the sale of the participating interest as the carrying amount of the participating interest sold approximates the fair value at time of transfer.  Participating interest that is retained are included in loans and interest receivable and are accounted for at amortized cost, net of an allowance for loan losses.  We maintain the servicing rights for the entire pool of consumer receivables outstanding and receive a fee approximating fair value for servicing the assets underlying the participating interest sold.

Allowance for loans and interest receivable

The allowance for loans and interest receivable represents management's estimate of probable losses inherent in our Bill Me Later portfolio of loan receivables. The provision related to the principal is included in provision for transaction and loan losses and the provision related to the interest is recorded as a reduction of marketing services and other revenue. The allowance includes probable losses which are considered to be of one segment and one class. Management's evaluation of probable losses is subject to judgments and numerous estimates, including forecasted principal balance delinquency rates ("roll rates"). Roll rates are the percentage of balances that we estimate will migrate from one stage of delinquency to the next based on our historical experience, as well as external factors such as estimated bankruptcies and levels of unemployment. The roll rates are applied to principal and interest balances for each stage of delinquency, from current to 180 days past due, in order to estimate the loans and interest receivable that are probable to be charged off by the end of 180 days.

We charge off loans and interest receivable in the month in which the customer balance becomes 180 days past due. Bankrupt accounts are charged off within 60 days of receiving notification of customer bankruptcy from the courts. Past due loans receivable continue to accrue interest until such time as they are charged-off.
Funds receivable and funds payable
Funds receivable and funds payable relate primarily to our Payments segment and arise due to the time to clear transactions through external payment networks. When customers fund their account using their bank account or credit card, or withdraw money to their bank account or through a debit card transaction, there is a clearing period before the cash is received or settled, usually one to three business days for U.S. transactions, and generally up to five business days for international transactions.

Customer accounts and amounts due to customers
Customer accounts and amounts due to customers relate primarily to our Payments segment and based on differences in regulatory requirements and commercial law in the jurisdictions where PayPal operates, PayPal holds customer balances either as direct claims against PayPal or as an agent or custodian on behalf of PayPal's customers. Customer balances held by PayPal as an agent or custodian on behalf of its customers are not reflected on our consolidated balance sheet, while customer balances held as direct claims against PayPal are reflected on our consolidated balance sheet as a liability classified as amounts due to customers. At December 31, 2012 and 2013, PayPal held all customer balances (both in the U.S. and internationally) as direct claims against PayPal. Further, various jurisdictions where PayPal operates requires us to hold eligible liquid assets, as defined by the regulators in these jurisdictions, equal to at least 100% of the aggregate amount of all customer balances. Therefore, we use the assets underlying the customer balances to meet these regulatory requirements and separately classify the assets as customer accounts in our consolidated balance sheets. We do not commingle the assets underlying the customer balances with corporate funds and separately maintain these assets in interest and non-interest bearing bank deposits, time deposits and government and agency securities with maturity dates of less than one year.

eBay Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investments

Short-term investments, which may include marketable equity securities, time deposits, certificates of deposit, government bonds and corporate debt securities with original maturities of greater than three months but less than one year when purchased, are classified as available-for-sale and are reported at fair value using the specific identification method. Unrealized gains and losses are excluded from earnings and reported as a component of other comprehensive income (loss), net of related estimated tax provisions or benefits.

Long-term investments may include marketable government bonds and corporate debt securities, time deposits, certificates of deposit and cost and equity method investments. Debt securities are classified as available-for-sale and are reported at fair value using the specific identification method. Unrealized gains and losses on our available-for-sale investments are excluded from earnings and reported as a component of other comprehensive income (loss), net of related estimated tax provisions or benefits.
Certain time deposits are classified as held to maturity and recorded at amortized cost. Our equity method investments are investments in privately held companies. Our consolidated results of operations include, as a component of interest and other, net, our share of the net income or loss of the equity method investments. Our share of investees' results of operations is not significant for any period presented. Our cost method investments consist of investments in privately held companies and are recorded at cost. Amounts received from our cost method investees were not material to any period presented.

We assess whether an other-than-temporary impairment loss on our investments has occurred due to declines in fair value or other market conditions. With respect to our debt securities, this assessment takes into account the severity and duration of the decline in value, our intent to sell the security, whether it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, and whether we expect to recover the entire amortized cost basis of the security (that is, whether a credit loss exists). We did not recognize an other-than-temporary impairment loss on our investments in 2013, 2012, or 2011.

Property and equipment
Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally, one to three years for computer equipment and software, up to thirty years for buildings and building improvements, ten years for aviation equipment, the shorter of five years or the term of the lease for leasehold improvements and three years for furniture, fixtures and vehicles.

Goodwill and intangible assets
Goodwill is tested for impairment at a minimum on an annual basis. Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value.  If the reporting unit does not pass the qualitative assessment, then the reporting unit's carrying value is compared to its fair value.  The fair values of the reporting units are estimated using market and discounted cash flow approaches.  Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value.  The discounted cash flow approach uses expected future operating results.  Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit.  We conducted our annual impairment test of goodwill as of August 31, 2013 and 2012.  As a result of this test, we determined that no adjustment to the carrying value of goodwill for any reporting units was required.

Intangible assets consist of purchased customer lists and user base, trademarks and trade names, developed technologies and other intangible assets, including patents and contractual agreements. Intangible assets are amortized over the period of estimated benefit using the straight-line method and estimated useful lives ranging from one to eight years. No significant residual value is estimated for intangible assets.

Impairment of long-lived assets
We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset is expected to generate. In 2013, 2012 and 2011, no impairment was noted.

eBay Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign currency

Most of our foreign subsidiaries use the local currency of their respective countries as their functional currency. Assets and liabilities are translated at exchange rates prevailing at the balance sheet dates. Revenues, costs and expenses are translated into U.S. dollars using daily exchange rates if the transaction is recorded in our accounting systems on a daily basis, and otherwise using average exchange rates for the period. Gains and losses resulting from the translation of our consolidated balance sheet are recorded as a component of accumulated other comprehensive income.

Gains and losses from foreign currency transactions are recognized as interest and other, net.

Derivative instruments
We have significant international revenues as well as costs denominated in foreign currencies, subjecting us to foreign currency risk. We enter into foreign currency exchange contracts that qualify as cash flow hedges, generally with maturities of 18 months or less, to reduce the volatility of cash flows related primarily to forecasted revenue and intercompany transactions denominated in certain foreign currencies. All outstanding derivatives are recognized on the balance sheet at fair value. The effective portion of the designated derivative's gain or loss is initially reported as a component of accumulated other comprehensive income and is subsequently reclassified into the financial statement line item in which the hedged item is recorded in the same period the forecasted transaction affects earnings.

We also economically hedge our exposure to foreign currency denominated monetary assets and liabilities with foreign currency contracts. The gains and losses on the foreign exchange contracts economically offset transaction gains and losses on certain foreign currency denominated monetary assets and liabilities recognized in earnings. Accordingly, these outstanding non-designated derivatives are recognized on the balance sheet at fair value and changes in fair value from these contracts are recorded in interest and other, net in the consolidated statement of income. Our derivatives program is not designed or operated for speculative purposes.

Our derivative instruments expose us to credit risk to the extent that our counterparties may be unable to meet the terms of the agreements. We seek to mitigate this risk by limiting our counterparties to major financial institutions and by spreading the risk across several major financial institutions. In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored on an ongoing basis. See “Note 8 - Derivative Instruments” for additional information related to our derivative instruments.

Concentration of credit risk
Our cash, cash equivalents, accounts receivable, loans and interest receivable, funds receivable and customer accounts are potentially subject to concentration of credit risk. Cash, cash equivalents and customer accounts are placed with financial institutions that management believes are of high credit quality. In addition, funds receivable are generated with financial institutions or credit card companies that management believes are of high credit quality. Our accounts receivable are derived from revenue earned from customers located in the U.S. and internationally. Our loans and interest receivable are derived from consumer financing activities for customers located in the U.S. As of December 31, 2013 and 2012, no customer accounted for more than 10% of net loans and interest receivable. In each of the years ended December 31, 2013, 2012 and 2011, no customer accounted for more than 10% of net revenues.
Recent Accounting Pronouncements
In 2013, the Financial Accounting Standards Board ("FASB") issued new accounting guidance clarifying the accounting for the release of a cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. We do not anticipate that this adoption will have a significant impact on our financial position, results of operations, or cash flows.
In 2013, the FASB issued new accounting guidance clarifying the accounting for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. We do not anticipate that this adoption will have a significant impact on our financial position, results of operations, or cash flows.

eBay Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2013, the FASB issued a new accounting standard that will require the presentation of certain unrecognized tax benefits as reductions to deferred tax assets rather than as liabilities in the Consolidated Balance Sheets when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The new standard requires adoption on a prospective basis in the first quarter of 2015; however, early adoption is permitted. We do not anticipate that this adoption will have a significant impact on our financial position, results of operations, or cash flows.

Note 2 – Net Income Per Share

Basic net income per share is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing net income for the period by the weighted average number of shares of common stock and potentially dilutive common stock outstanding during the period. The dilutive effect of outstanding options and equity incentive awards are reflected in diluted net income per share by application of the treasury stock method. The calculation of diluted net income per share excludes all anti-dilutive shares. The following table sets forth the computation of basic and diluted net income per share for the periods indicated:

	Year Ended December 31,
	2013	2012	2011
	(In millions, except per share amounts)
Numerator:
Net income	$2,856	$2,609	$3,229
Denominator:
Weighted average shares of common stock - basic	1,295	1,292	1,293
Dilutive effect of equity incentive awards	18	21	20
Weighted average shares of common stock - diluted	1,313	1,313	1,313
Net income per share:
Basic	$2.20	$2.02	$2.50
Diluted	$2.18	$1.99	$2.46
Common stock equivalents excluded from income per diluted share because their effect would have been anti-dilutive	4	4	17

Note 3 – Business Combinations and Divestitures
Our acquisition activity in 2013, 2012 and 2011, was as follows:
2013 Acquisition Activity
Braintree
We completed the acquisition of Braintree on December 19, 2013. We acquired Braintree to accelerate PayPal's growth in mobile payments. We paid total consideration of approximately $713 million, consisting primarily of cash. The allocation of the purchase consideration for this acquisition is preliminary and remains subject to adjustment. Based on our preliminary allocation of the purchase consideration we recorded approximately $155 million of acquired intangible assets, net liabilities of approximately $32 million and goodwill of approximately $590 million. We expect intangible assets to include customer-related, marketing-related, and technology-based assets, which is consistent with our similar prior acquisitions. We are still evaluating the fair value and the useful lives over which we expect to amortize these intangible assets and the period over which we expect to derive economic benefit. Braintree is included in our Payments segment.
We have included the financial results of Braintree in our consolidated financial statements from the date of acquisition. Revenues and expenses related to Braintree for the period ending December 31, 2013 were not material. Pro forma results of operations have not been presented because the effect of the acquisition was not material to our financial results.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other
Other acquisition activity during 2013 consisted of six acquisitions, four of which are included in our Marketplaces segment and two in our Payments segment, for aggregate purchase consideration of approximately $164 million, consisting primarily of cash. The allocation of the purchase consideration resulted in net liabilities of approximately $16 million, purchased intangible assets of approximately $56 million and goodwill of approximately $124 million. The allocations of the purchase price for these acquisitions have been prepared on a preliminary basis and changes to those allocations may occur as additional information becomes available. The consolidated financial statements include the operating results of the acquired businesses since the respective dates of the acquisitions. Pro forma results of operations have not been presented because the effect of the acquisitions was not material to our financial results.
Refer to our 2011 acquisition activity below for current year activity regarding the RueLaLa and ShopRunner equity investments.
2012 Acquisition and Divestiture Activity
During 2012, we completed three acquisitions, two of which are included in our Marketplaces segment and one in our Payments segment, for aggregate purchase consideration of approximately $149 million, consisting primarily of cash. The allocation of the purchase consideration resulted in net liabilities of approximately $21 million, purchased intangible assets of $70 million and goodwill of $100 million. The consolidated financial statements include the operating results of the acquired businesses since the respective dates of the acquisitions. Pro forma results of operations have not been presented because the effect of the acquisitions was not material to our financial results.

In May 2012, we completed the sale of Rent.com for proceeds of approximately $145 million, resulting in a gain of approximately $118 million. The results of operations from Rent.com are not material to any period presented.

2011 Acquisition and Divestiture Activity

During 2011, we completed thirteen acquisitions, including the acquisitions of GSI, brands4friends, GittiGidiyor and Zong. Allocation of the purchase consideration for the business combinations completed in 2011 is summarized as follows:

	Purchase Consideration	Net Tangible Assets Acquired/(Liabilities Assumed)	Purchased Intangible Assets	Goodwill
	(In millions)
GSI	$2,377	$128	$819	$1,430
brands4friends	193	(33)	76	150
GittiGidiyor	235	(9)	53	191
Zong	232	(36)	77	191
Other	402	(34)	164	272
Total	$3,439	$16	$1,189	$2,234
The purchase consideration for each acquisition was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition date, with the remaining unallocated purchase consideration recorded as goodwill. The fair value assigned to identifiable intangible assets acquired was determined primarily by using valuation methods that discount expected future cash flows to present value using estimates and assumptions determined by management. Purchased identifiable intangible assets are amortized on a straight-line basis over the respective useful lives. We generally do not expect goodwill to be deductible for income tax purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

GSI
Acquisition
We completed the acquisition of GSI on June 17, 2011. GSI is a leading provider of ecommerce and interactive marketing services. We acquired GSI to utilize its comprehensive integrated suite of online commerce and interactive marketing services to strengthen our ability to connect buyers and sellers worldwide. We paid $29.25 per share, and assumed restricted stock-based awards with a fair value of approximately $25 million, resulting in total consideration of approximately $2.4 billion. In addition, we paid an amount equal to $0.33 per share or approximately $24 million, which was separate and distinct from the per share merger consideration, to certain GSI security holders in connection with the settlement of litigation related to the acquisition of GSI and recorded that payment in general and administrative expenses. GSI is reported in our Enterprise segment.
Divestiture
In conjunction with the acquisition of GSI, we immediately divested 100 percent of GSI's licensed sports merchandise business and 70 percent of GSI's ShopRunner and RueLaLa businesses (together, the "divested businesses"). The divested businesses were sold to Kynetic, LLC (formerly known as NRG Commerce, LLC), which we refer to as Kynetic, led by GSI's former Chairman, President and Chief Executive Officer, for a note receivable with a face value of $467 million. The note receivable bore interest at an annual rate equal to 3-month LIBOR plus 1.10%, maturing in December 2018, and was secured by certain assets of the divested businesses. The fair value of the note receivable was determined to be $287 million based on comparable market interest rates and was recorded in other assets in our consolidated balance sheet. The difference between the fair value of the note receivable and the carrying value of the divested businesses resulted in a loss of approximately $257 million. The loss was recorded in interest and other, net in our consolidated statement of income.
The carrying value of our retained stake in the ShopRunner and RueLaLa businesses was approximately $75 million and was recorded in long-term investments. We accounted for our retained interest in the ShopRunner and RueLaLa businesses under the equity method of accounting and recorded our proportionate share of net income (loss) on a one-quarter lag as a component of interest and other, net in our consolidated statement of income. Our exposure to loss resulting from our financing arrangement with Kynetic and equity investments in RueLaLa and ShopRunner was limited to the carrying value of the note receivable and equity investments, respectively. We also entered into a transitional services agreement, pursuant to which GSI provided to the divested businesses certain transitional services for a limited period. GSI has also entered into a transitional services agreement, pursuant to which it is providing to the divested businesses certain transitional services for a limited period, as well as certain other commercial agreements with Kynetic and its affiliates.
In September 2013, the Kynetic note receivable was repaid and our investments in RueLaLa and ShopRunner were sold for total cash proceeds of approximately $485 million. This transaction resulted in a net gain of approximately $75 million, which has been recognized in interest and other, net in our consolidated statement of income.
Intangible Assets
The following table sets forth the components of intangible assets acquired in connection with the GSI acquisition (excluding intangible assets sold in connection with the divested businesses):

Description	Fair Value	Useful Life (Years)
	(In millions, except years)
Trademarks	$8	2
User base	668	5
Developed technology	143	5
Total	$819
We have included the financial results of GSI in our consolidated financial statements from the date of acquisition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro forma financial information
The unaudited pro forma financial information in the table below summarizes the combined results of our operations and those of GSI for the periods shown as though the acquisition of GSI and the sale of the divested businesses had occurred as of the beginning of fiscal year 2010. The pro forma financial information for the periods presented includes the business combination accounting effects of the acquisition, including amortization charges from acquired intangible assets. The pro forma financial information as presented below is for informational purposes only, is subject to a number of estimates, assumptions and other uncertainties, and is not indicative of the results of operations that would have been achieved if the acquisition and divestiture had taken place at January 1, 2011. The unaudited pro forma financial information is as follows (no pro forma information is presented for 2013 or 2012 as GSI is included in the consolidated results of operations for the full year):

Year Ended December 31, 2011
(In millions, except per share amounts)
Total revenues	$12,038
Net income	3,169
Basic earnings per share	2.45
Diluted earnings per share	$2.41
brands4friends
In the first quarter of 2011, we acquired brands4friends, an online shopping club for fashion and lifestyle in Germany, for total cash consideration of approximately $193 million. This company is included in our Marketplaces segment. Our consolidated financial statements include the operating results of brands4friends from the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to our consolidated results of operations.
GittiGidiyor
In the second quarter of 2011, we acquired additional shares of GittiGidiyor, an online marketplace in Turkey. We previously held a non-controlling interest in GittiGidiyor, and following the completion of the acquisition of these additional shares, we own approximately 93% of the outstanding shares of GittiGidiyor. The following table summarizes the purchase consideration (in millions):

Cash paid	$182
Fair value of non-controlling interest	31
Fair value of previously held equity interest	22
Total purchase consideration	$235
This company is included in our Marketplaces segment. As a result of obtaining control over GittiGidiyor, our previously held 10% interest was remeasured to fair value, which resulted in a gain of $17 million. The gain has been recognized in interest and other, net in our consolidated statement of income. We recorded the remaining non-controlling interest in additional paid-in capital in our consolidated balance sheet as the amount is not significant. Our consolidated financial statements include the operating results of GittiGidiyor from the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to our consolidated results of operations.
Zong
Zong is a provider of payment services through mobile carrier billing. We completed the acquisition of Zong on August 11, 2011, for total cash consideration of approximately $232 million. The business is included in our Payments segment. Our consolidated financial statements include the operating results of Zong from the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to our consolidated results of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other

•	Magento
We completed our acquisition of Magento, which operates an ecommerce storefront platform, on August 16, 2011. We previously held a non-controlling interest in Magento of 49.9% of the outstanding shares, and following the completion of the acquisition, we own 100% of the outstanding shares of Magento. As a result of obtaining control over Magento, our previously held interest was remeasured to fair value, which resulted in a gain of $56 million. The gain has been recognized in interest and other, net in our consolidated statement of income. Our consolidated financial statements include the operating results of Magento from the date of acquisition. Magento is included in Enterprise segment. Pro forma results of operations have not been presented because the effect of the acquisition was not material to our consolidated results of operations.

•	Other

Other acquisition activity during 2011 consisted of eight acquisitions, four of which are included in our Marketplaces segment and four of which are included in our Payments segment. The purchase consideration for these acquisitions consisted solely of cash. The consolidated financial statements include the operating results of the acquired businesses since the respective dates of the acquisitions. Pro forma results of operations have not been presented because the effect of these acquisitions was not material to our consolidated results of operations.

Note 4 – Goodwill and Intangible Assets

Goodwill

The following table presents goodwill balances and adjustments to those balances for each of our reportable segments and corporate investments for the years ended December 31, 2013 and 2012:

	December 31, 2011	Goodwill Acquired	Adjustments/Allocations	December 31, 2012	Goodwill Acquired	Adjustments/Disposals	December 31, 2013
	(In millions)
Reportable segments:(1)
Marketplaces	$4,510	$92	$130	$4,732	$112	$17	$4,861
Payments	2,515	8	(4)	2,519	602	(1)	3,120
Enterprise	1,340	—	(54)	1,286	—	—	1,286
Total Goodwill	$8,365	$100	$72	$8,537	$714	$16	$9,267

(1)	The above table presents recasted annual segment activity to reflect the move of our Magento platform into our Enterprise segment. Prior to this change, Magento was reported in corporate and other.

The adjustments to goodwill during the year ended December 31, 2013 were due primarily to foreign currency translation. The adjustments to goodwill during the year ended December 31, 2012 were due primarily to foreign currency translation and changes in tax items. A portion of goodwill acquired as part of the GSI acquisition and Magento acquisition was allocated to the Marketplaces and Payments segments, respectively, based on synergies expected to be realized.
We conducted our annual impairment test of goodwill as of August 31, 2013 and determined that no adjustment to the carrying value of goodwill for any reportable units was necessary. As of December 31, 2013, we determined that no events or circumstances from August 31, 2013 through December 31, 2013 indicated that a further assessment was necessary.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets

The components of identifiable intangible assets are as follows:

	December 31, 2013				December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (Years)
	(In millions, except years)
Intangible assets:
Customer lists and user base	$1,653	$(1,213)	$440	5	$1,644	$(991)	$653	5
Trademarks and trade names	780	(677)	103	5	743	(569)	174	5
Developed technologies	554	(401)	153	4	525	(322)	203	4
Braintree related (1)	155	—	155	—	N/A	N/A	N/A	N/A
All other	273	(183)	90	4	252	(154)	98	4
	$3,415	$(2,474)	$941		$3,164	$(2,036)	$1,128

(1)	Our evaluation of Braintree related intangible assets is preliminary and remains subject to post-closing adjustment as we are still evaluating the fair value and the useful lives of these assets.

Amortization expense for intangible assets was $424 million, $433 million and $337 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Expected future intangible asset amortization as of December 31, 2013 is as follows (in millions):

Fiscal years(1):
2014	$326
2015	257
2016	133
2017	40
2018	24
Thereafter	6
$786

(1)	Table excludes $155 million of expected future amortization of intangible assets related to the Braintree acquisition as we are still evaluating the fair value and the useful lives of these assets.

Note 5 – Segments

During the first quarter of 2014, we changed our reportable segments based upon changes in our organizational structure which reflect the integration of our Magento platform into our Enterprise segment. Prior to this change, Magento was reported in corporate and other. Also during the quarter, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we reclassified our Marketplaces vehicles and real estate revenues from net transaction revenues to marketing services and other revenues. Prior period amounts related to these two changes in our organizational structure have been revised to conform to the current period segment reporting structure. Consolidated financial results remain the same as previously reported.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have three reporting segments: Marketplaces, Payments and Enterprise. We allocate resources to and assess the performance of each reporting segment using information about its revenue and operating income (loss). We do not evaluate operating segments using discrete asset information. We do not allocate gains and losses from equity investments, interest and other income, or taxes to reporting segments.

The Corporate and other category includes income, expenses and charges such as:

•	results of operations of various initiatives which support all of our reportable segments;

•	corporate management costs, such as human resources, finance and legal, not allocated to our segments;

•	amortization of intangible assets;

•	restructuring charges; and

•	stock-based compensation expense.

The following tables summarize the financial performance of our reporting segments and provide a reconciliation to our consolidated operating results for the periods reflected below (data for the year ended December 31, 2011 for our Enterprise segment is since June 17, 2011, the date we acquired GSI):

	Year Ended December 31,
	2013(2)	2012(2)	2011(2)
	(In millions)
Net Revenue
Marketplaces
Net transaction revenues	$6,569	$5,834	$5,174
Marketing services and other revenues	1,715	1,564	1,468
	8,284	7,398	6,642
Payments
Net transaction revenues	6,096	5,146	4,123
Marketing services and other revenues	532	428	289
	6,628	5,574	4,412
Enterprise
Net transaction revenues	898	850	460
Marketing services and other revenues	268	271	138
	1,166	1,121	598

Elimination of inter-segment net revenue (1)	(31)	(21)	—
Total consolidated net revenue	$16,047	$14,072	$11,652

Operating income (loss)
Marketplaces	$3,351	$2,943	$2,631
Payments	1,588	1,359	978
Enterprise	72	55	32
Corporate and other	(1,640)	(1,469)	(1,268)
Total operating income (loss)	$3,371	$2,888	$2,373

(1) Represents revenue generated between our reportable segments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2) The above table presents recasted annual segment results to reflect the move of our Magento platform into our Enterprise segment. Prior to this change, Magento was reported in corporate and other. The table also presents recasted annual segment results to reflect the reclassification of Marketplaces vehicles and real estate revenues from net transaction revenue to marketing services and other revenue.

The following tables summarize the allocation of net revenues and long-lived tangible assets based on geography:

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Net revenues:
U.S.	$7,712	$6,778	$5,484
Germany	1,930	1,679	1,539
United Kingdom	2,183	1,889	1,572
Rest of world	4,222	3,726	3,057
Total net revenues	$16,047	$14,072	$11,652

	December 31,
	2013	2012
	(In millions)
Long-lived tangible assets:
U.S.	$2,756	$2,727
International	240	222
Total long-lived tangible assets	$2,996	$2,949
Net revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located. Long-lived assets attributed to the U.S. and international geographies are based upon the country in which the asset is located or owned. Total assets by segment are not presented as that information is not used to allocate resources or assess performance at the segment level and is not reviewed by our Chief Operating Decision Maker.

Note 6 – Investments
At December 31, 2013 and 2012, the estimated fair value of our short-term and long-term investments classified as available for sale, are as follows:

	December 31, 2013
	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In millions)
Short-term investments:
Restricted cash	$17	$—	$—	$17
Corporate debt securities	3,525	4	—	3,529
Government and agency securities	43	—	—	43
Time deposits and other	49	—	—	49
Equity instruments	12	881	—	893
	$3,646	$885	$—	$4,531
Long-term investments:
Corporate debt securities	4,409	41	(5)	4,445
Government and agency securities	250	1	—	251
	$4,659	$42	$(5)	$4,696

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2012
	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In millions)
Short-term investments:
Restricted cash	$15	$—	$—	$15
Corporate debt securities	1,150	3	—	1,153
Government and agency securities	20	—	—	20
Time deposits and other	765	—	—	765
Equity instruments	8	630	—	638
	$1,958	$633	$—	$2,591
Long-term investments:
Corporate debt securities	2,615	54	—	2,669
Government and agency securities	41	1	—	42
	$2,656	$55	$—	$2,711
At December 31, 2013 and 2012, we held $6 million of time deposits classified as held to maturity which are recorded at amortized cost as of both dates.
We had no material long-term or short-term investments that have been in a continuous unrealized loss position for more than 12 months as of December 31, 2013. Refer to "Note 19 - Accumulated Other Comprehensive Income" for amounts reclassified to earnings from unrealized gains and losses.

Our fixed-income investment portfolio consists of corporate debt securities and government and agency securities that have a maximum maturity of six years. The corporate debt and government and agency securities that we invest in are generally deemed to be low risk based on their credit ratings from the major rating agencies. The longer the duration of these securities, the more susceptible they are to changes in market interest rates and bond yields. As interest rates increase, those securities purchased at a lower yield show a mark-to-market unrealized loss. The unrealized losses are due primarily to changes in credit spreads and interest rates. We expect to realize the full value of all these investments upon maturity or sale. As of December 31, 2013, these securities had a weighted average remaining duration of approximately 17 months. Restricted cash is held primarily in money market funds and interest bearing accounts for letters of credit related primarily to our global sabbatical program and various lease arrangements.
The estimated fair values of our short-term and long-term investments classified as available for sale by date of contractual maturity at December 31, 2013 are as follows:

December 31, 2013
(In millions)
One year or less (including restricted cash of $17)	$3,638
One year through two years	1,316
Two years through three years	1,764
Three years through four years	661
Four years through five years	752
Five years through six years	173
Six years through seven years	27
Nine years through ten years	3
$8,334
Equity and cost method investments
We have made multiple equity and cost method investments which are reported in long-term investments on our consolidated balance sheet. As of December 31, 2013 and 2012, our equity and cost method investments totaled $269 million and $327 million, respectively. During 2012, we entered into a joint venture arrangement with a third party resulting in an equity investment of $130 million in exchange for our contribution of $12 million cash and commitment to contribute certain assets of a business unit upon obtaining further regulatory approvals.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7 – Fair Value Measurement of Assets and Liabilities

The following tables summarize our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012:

Description	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
	(In millions)
Assets:
Cash and cash equivalents	$4,494	$4,159	$335
Short-term investments:
Restricted cash	17	17	—
Corporate debt securities	3,529	—	3,529
Government and agency securities	43	—	43
Time deposits	49	—	49
Equity instruments	893	893	—
Total short-term investments	4,531	910	3,621
Funds receivable and customer accounts	3,563	—	3,563
Derivatives	44	—	44
Long-term investments:
Corporate debt securities	4,445	—	4,445
Government and agency securities	251	—	251
Total long-term investments	4,696	—	4,696
Total financial assets	$17,328	$5,069	$12,259

Liabilities:
Derivatives	$151	$—	$151

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Description	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
	(In millions)
Assets:
Cash and cash equivalents	$6,817	$5,685	$1,132
Short-term investments:
Restricted cash	15	15	—
Corporate debt securities	1,153	—	1,153
Government and agency securities	20	—	20
Time deposits	765	—	765
Equity instruments	638	638	—
Total short-term investments	2,591	653	1,938
Derivatives	55	—	55
Long-term investments:
Corporate debt securities	2,669	—	2,669
Government and agency securities	42	—	42
Total long-term investments	2,711	—	2,711
Total financial assets	$12,174	$6,338	$5,836

Liabilities:
Derivatives	$86	$—	$86

Our financial assets and liabilities are valued using market prices on both active markets (level 1) and less active markets (level 2). Level 1 instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets. Level 2 instrument valuations are obtained from readily available pricing sources for comparable instruments, identical instruments in less active markets, or models using market observable inputs. The majority of our derivative instruments are valued using pricing models that take into account the contract terms as well as multiple inputs where applicable, such as equity prices, interest rate yield curves, option volatility and currency rates. Our derivative instruments are primarily short-term in nature, generally one month to one year in duration. Certain foreign currency contracts designated as cash flow hedges may have a duration of up to 18 months. We did not have any transfers of financial instruments between valuation levels during 2013 or 2012.

Cash and cash equivalents are short-term, highly liquid investments with original or remaining maturities of three months or less when purchased and are comprised primarily of bank deposits, money market funds and commercial paper. We had total funds receivable and customer accounts of $9.3 billion as of December 31, 2013, $3.6 billion of which is invested in short-term investments.

In addition, we had cost and equity method investments of approximately $269 million and $327 million included in long-term investments on our consolidated balance sheet at December 31, 2013 and 2012, respectively.

As of December 31, 2013 and 2012, we held no direct investments in auction rate securities, collateralized debt obligations, structured investment vehicles or mortgage-backed securities.

Other financial instruments, including accounts receivable, loans and interest receivable, accounts payable, funds receivable, certain customer accounts, funds payable and amounts due to customers, are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8 – Derivative Instruments

The notional amounts associated with our foreign currency contracts at December 31, 2013 and 2012 were $5.6 billion and $6.6 billion, respectively, of which $2.3 billion was designated as cash flow hedges for both periods. Derivative transactions are measured in terms of the notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged, but is used only as the basis on which the value of foreign exchange payments under these contracts are determined.
During each of the fiscal years presented, the amounts recognized in earnings on derivative instruments designated as cash flow hedges related to the ineffective portion were not material, and we did not exclude any component of the changes in fair value of the derivative instruments from the assessment of hedge effectiveness. As of December 31, 2013, we estimate that $90 million of net derivative losses related to our cash flow hedges included in accumulated other comprehensive income will be reclassified into earnings within the next 12 months.

Fair Value of Derivative Contracts

The fair value of our outstanding derivative instruments as of December 31, 2013 and 2012 was as follows:

	Derivative Assets Reported in Other Current Assets		Derivative Liabilities Reported in Other Current Liabilities
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(In millions)
Foreign exchange contracts designated as cash flow hedges	$15	$1	$121	$56
Foreign exchange contracts not designated as hedging instruments	29	43	30	30
Other contracts not designated as hedging instruments	—	11	—	—
Total fair value of derivative instruments	$44	$55	$151	$86

Under the master netting agreements with the respective counterparties to our foreign exchange contracts, subject to applicable requirements, we are allowed to net settle transactions of the same currency with a single net amount payable by one party to the other.  However, we have elected to present the derivative assets and derivative liabilities on a gross basis in our balance sheet.  As of December 31, 2013, the potential effect of rights of set-off associated with the above foreign exchange contracts would be an offset to both assets and liabilities by $42 million, resulting in a net derivative liability of $105 million. We are not required to pledge, nor are we entitled to receive, cash collateral related to these derivative transactions.

Effect of Derivative Contracts on Accumulated Other Comprehensive Income

The following table summarizes the activity of derivative contracts that qualify for hedge accounting as of December 31, 2013 and 2012, and the impact of designated derivative contracts on accumulated other comprehensive income for the years ended December 31, 2013 and 2012:

	December 31, 2012	Amount of gain (loss) recognized in other comprehensive income (effective portion)	Amount of gain (loss) reclassified from accumulated other comprehensive income to net revenue and operating expense (effective portion)	December 31, 2013
	(In millions)
Foreign exchange contracts designated as cash flow hedges	$(55)	(65)	(14)	$(106)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2011	Amount of gain (loss) recognized in other comprehensive income (effective portion)	Amount of gain (loss) reclassified from accumulated other comprehensive income to net revenue and operating expense (effective portion)	December 31, 2012
	(In millions)
Foreign exchange contracts designated as cash flow hedges	$72	(54)	73	$(55)

Effect of Derivative Contracts on Consolidated Statement of Income

The following table provides the location in our financial statements of the recognized gains or losses related to our derivative instruments:

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Foreign exchange contracts designated as cash flow hedges recognized in net revenues	$(4)	$44	$(26)
Foreign exchange contracts designated as cash flow hedges recognized in operating expenses	(9)	16	(7)
Foreign exchange contracts not designated as hedging instruments recognized in interest and other, net	14	—	(5)
Other contracts not designated as hedging instruments recognized in interest and other, net	—	3	(1)
Total gain (loss) recognized from derivative contracts in the consolidated statement of income	$1	$63	$(39)

Note 9 – Balance Sheet Components

Property and Equipment

	As of December 31,
	2013	2012
	(In millions)
Property and equipment:
Computer equipment and software	$5,179	$4,170
Land and buildings, including building improvements	931	807
Leasehold improvements	512	413
Furniture and fixtures	290	220
Construction in progress and other	208	347
	7,120	5,957
Accumulated depreciation	(4,360)	(3,466)
	$2,760	$2,491
Total depreciation expense on our property and equipment in the years ended December 31, 2013, 2012 and 2011 totaled $976 million, $767 million and $603 million, respectively.
Accrued Expenses and Other Current Liabilities
Total compensation and related benefits included in accrued expenses and other current liabilities was $672 million and $649 million for the years ended December 31, 2013 and 2012, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10 – Debt
The following tables summarizes the carrying value of our outstanding debt as of December 31, 2013 and 2012:

	Coupon	Carrying Value as of	Effective	Carrying Value as of	Effective
	Rate	December 31, 2013	Interest Rate	December 31, 2012	Interest Rate
	(In millions, except percentages)
Long-Term Debt
Senior notes due 2015	1.625%	$599	1.805%	$599	1.805%
Senior notes due 2015	0.700%	250	0.820%	250	0.820%
Senior notes due 2017	1.350%	1,000	1.456%	999	1.456%
Senior notes due 2020	3.250%	498	3.389%	498	3.389%
Senior notes due 2022	2.600%	999	2.678%	999	2.678%
Senior notes due 2042	4.000%	743	4.114%	742	4.114%
Total senior notes		4,089		4,087
Other indebtedness		28		19
Total long-term debt		$4,117		$4,106

Short-Term Debt
Senior notes due 2013	0.875%	N/A		$400	1.078%
Other indebtedness		$6		13
Total short-term debt		6		413
Total Debt		$4,123		$4,519
Senior Notes

In July 2012, we issued senior unsecured notes, or senior notes, in an aggregate principal amount of $3 billion, of which $250 million will mature in July 2015, $1 billion will mature in July 2017, $1 billion will mature in July 2022 and $750 million will mature in July 2042. Interest on these senior notes is payable semiannually on January 15 and July 15. Additionally, we have other senior notes outstanding in an aggregate principal amount of $1.1 billion, of which $600 million will mature in October 2015 and $500 million will mature in October 2020. Interest on these senior notes is payable semiannually on April 15 and October 15.

The effective interest rates for our fixed-rate senior notes include the interest payable, the amortization of debt issuance costs and the amortization of any original issue discount on these senior notes. Interest expense associated with these senior notes, including amortization of debt issuance costs, during the years ended December 31, 2013 and 2012 was approximately $105 million and $64 million, respectively. At December 31, 2013, the estimated fair value of these senior notes included in long-term debt was approximately $3.9 billion.

The indenture pursuant to which the senior notes were issued includes customary covenants that, among other things, limit our ability to incur, assume or guarantee debt secured by liens on specified assets or enter into sale and lease-back transactions with respect to specified properties, and also includes customary events of default.
Other Indebtedness
Our other indebtedness is comprised of overdraft facilities, notes payable and capital lease obligations. We have formal overdraft facilities in India bearing interest on drawn balances at approximately a 10% rate per annum. Drawn balances are expected to be repaid in more than one year. Notes payable is comprised primarily of a note that bears interest at 6.3% per annum and has a maturity date of July 2034. Our capital leases have maturity dates from February 2014 to September 2014 and bear interest at rates ranging from 3% to 7% per annum. The present value of future minimum lease payments as of December 31, 2013 was $5 million with imputed interest of less than $1 million.
Commercial Paper
We have a $2 billion commercial paper program pursuant to which we may issue commercial paper notes with maturities of up to 397 days from the date of issue in an aggregate principal amount of up to $2 billion at any time outstanding. As of December 31, 2013, there were no commercial paper notes outstanding.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Credit Agreement
In 2011, we entered into a credit agreement that provides for an unsecured $3 billion five-year revolving credit facility that includes a $300 million letter of credit sub-facility and a $100 million swingline sub-facility, with available borrowings under the revolving credit facility reduced by the amount of any letters of credit and swingline borrowings outstanding from time to time. We may also, subject to the agreement of the applicable lenders, increase the commitments under the revolving credit facility by up to $1 billion. Funds borrowed under the credit agreement may be used for general corporate purposes.
As of December 31, 2013, no borrowings or letters of credit were outstanding under our $3 billion credit agreement. However, as described above, we have a $2 billion commercial paper program and maintain $2 billion of available borrowing capacity under our credit agreement in order to repay commercial paper borrowings in the event we are unable to repay those borrowings from other sources when they become due. Accordingly, at December 31, 2013, $1 billion of borrowing capacity was available for other purposes permitted by the credit agreement.
Loans under the credit agreement bear interest at either (i) the London Interbank Offered Rate (“LIBOR”) plus a margin (based on our public debt credit ratings) ranging from 0.625 percent to 1.125 percent or (ii) a formula based on the agent bank's prime rate, the federal funds effective rate or LIBOR plus a margin (based on our public debt credit ratings) ranging from zero percent to 0.125 percent. The credit agreement will terminate and all amounts owing thereunder will be due and payable on November 22, 2016, unless (a) the commitments are terminated earlier, either at our request or, if an event of default occurs, by the lenders (or automatically in the case of certain bankruptcy-related events of default), or (b) the maturity date is extended upon our request, subject to the agreement of the lenders. The credit agreement contains customary representations, warranties, affirmative and negative covenants, including a financial covenant, events of default and indemnification provisions in favor of the banks. The negative covenants include restrictions regarding the incurrence of liens, subject to certain exceptions. The financial covenant requires us to meet a quarterly financial test with respect to a minimum consolidated interest coverage ratio.

We were in compliance with all covenants in our outstanding debt instruments for the period ended December 31, 2013.

Future Maturities

Expected future principal maturities as of December 31, 2013 are as follows (in millions):

Fiscal Years:
2014	$7
2015	852
2016	—
2017	1,000
2018	—
Thereafter	2,260
$4,119

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11 – Commitments and Contingencies

Commitments

 As of December 31, 2013, approximately $15.5 billion of unused credit was available to Bill Me Later accountholders. While this amount represents the total unused credit available, we have not experienced, and do not anticipate, that all of our Bill Me Later accountholders will access their entire available credit at any given point in time. In addition, the individual lines of credit that make up this unused credit are subject to periodic review and termination by the chartered financial institution that is the issuer of Bill Me Later credit products based on, among other things, account usage and customer creditworthiness. When a consumer makes a purchase using a Bill Me Later credit product, the chartered financial institution extends credit to the consumer, funds the extension of credit at the point of sale and advances funds to the merchant. We subsequently purchase the consumer receivables related to the consumer loans, and as result of that purchase, bear the risk of loss in the event of loan defaults. However, we subsequently sell a participation interest in the entire pool of consumer loans to the chartered financial institution that extended the consumer loans. Although the chartered financial institution continues to own each customer account, we own and bear the risk of loss on the related consumer receivables, less the participation interest held by the chartered financial institution, and Bill Me Later is responsible for all servicing functions related to the customer account balances. As of December 31, 2013, the total outstanding balance of this pool of consumer loans was $2.9 billion, of which the chartered financial institution owns a participation interest of $65 million, or 2.25% of the total outstanding balance of consumer receivables at that date.

Lease Arrangements

We have lease obligations under certain non-cancelable operating leases. Future minimum rental payments under our non-cancelable operating leases at December 31, 2013 are as follows:

Leases
(In millions)
2014	$110
2015	101
2016	76
2017	59
2018	40
Thereafter	53
Total minimum lease payments	$439

Rent expense in the years ended December 31, 2013, 2012 and 2011 totaled $152 million, $152 million and $131 million, respectively.

Litigation and Other Legal Matters

Overview
We are involved in legal proceedings on an ongoing basis. If we believe that a loss arising from such matters is probable and can be reasonably estimated, we accrue the estimated liability in our financial statements. If only a range of estimated losses can be determined, we accrue an amount within the range that, in our judgment, reflects the most likely outcome; if none of the estimates within that range is a better estimate than any other amount, we accrue the low end of the range. Amounts accrued for legal proceedings for which we believe a loss is probable were not material for the year ended December 31, 2013. Except as otherwise noted, we have concluded that reasonably possible losses arising directly from the proceedings (i.e., monetary damages or amounts paid in judgment or settlement) in excess of our accruals are also not material. For those proceedings in which an unfavorable outcome is reasonably possible but not probable, we have disclosed an estimate of the reasonably possible loss or range of losses or we have concluded that an estimate of the reasonably possible loss or range of losses arising directly from the proceeding (i.e., monetary damages or amounts paid in judgment or settlement) are not material. If we cannot estimate the probable or reasonably possible loss or range of losses arising from a legal proceeding, we have disclosed that fact.
 In assessing the materiality of a legal proceeding, we evaluate, among other factors, the amount of monetary damages claimed, as well as the potential impact of non-monetary remedies sought by plaintiffs (e.g., injunctive relief) that may require

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us to change our business practices in a manner that could have a material adverse impact on our business. With respect to the matters disclosed in this Note 11, we are unable to estimate the possible loss or range of losses that could potentially result from the application of such non-monetary remedies.
Specific Matters

In August 2006, Louis Vuitton Malletier and Christian Dior Couture filed two lawsuits in the Paris Court of Commerce against eBay Inc. and eBay International AG. Among other things, the complaint alleged that we violated French tort law by negligently broadcasting listings posted by third parties offering counterfeit items bearing plaintiffs' trademarks and by purchasing certain advertising keywords. Around September 2006, Parfums Christian Dior, Kenzo Parfums, Parfums Givenchy, and Guerlain Société also filed a lawsuit in the Paris Court of Commerce against eBay Inc. and eBay International AG. The complaint alleged that we had interfered with the selective distribution network the plaintiffs established in France and the European Union by allowing third parties to post listings offering genuine perfumes and cosmetics for sale on our websites. In June 2008, the Paris Court of Commerce ruled that eBay and eBay International AG were liable for failing to prevent the sale of counterfeit items on its websites that traded on plaintiffs' brand names and for interfering with the plaintiffs' selective distribution network. The court awarded plaintiffs approximately EUR 38.6 million in damages and issued an injunction (enforceable by daily fines of up to EUR 100,000) prohibiting all sales of perfumes and cosmetics bearing the Dior, Guerlain, Givenchy and Kenzo brands over all worldwide eBay websites to the extent that they are accessible from France. We appealed this decision, and in September 2010, the Paris Court of Appeal reduced the damages award to EUR5.7 million and modified the injunction. We further appealed this decision to the French Supreme Court, and in May 2012, the French Supreme Court ruled that the appeal court should not have assumed jurisdiction upon activity that took place on the eBay.com website and that the injunction was too broad insofar as it did not exclude private sales. The court also noted that the appeal court had not sufficiently dealt with assertions that the plaintiffs' distribution contracts were not valid. Those matters were remanded to the Paris Court of Appeal. In 2009, plaintiffs filed an action regarding our compliance with the original injunction, and in November 2009, the court awarded the plaintiffs EUR 1.7 million (the equivalent of EUR2,500 per day) and indicated that as a large Internet company we should do a better job of enforcing the injunction. Parfums Christian Dior has filed another motion relating to our compliance with the injunction. We have taken measures to comply with the injunction and have appealed these rulings, noting, among other things, the modification of the initial injunction. In light of the French Supreme Court ruling mentioned above, we asked the court to stay proceedings with respect to enforcement of the injunction pending the retrial of the matters on appeal, and this request has been granted. However, these and similar suits may force us to modify our business practices, which could lower our revenue, increase our costs, or make our websites less convenient to our customers. Any such results could materially harm our business. Other brand owners have also filed suit against us or have threatened to do so in numerous different jurisdictions, seeking to hold us liable for, among other things, alleged counterfeit items listed on our websites by third parties, “tester” and other not for resale consumer products listed on our websites by third parties, alleged misuse of trademarks in listings, alleged violations of selective distribution channel laws, alleged violations of parallel import laws, alleged non-compliance with consumer protection laws and in connection with paid search advertisements. We have prevailed in some of these suits, lost in others, and many are in various stages of appeal. We continue to believe that we have meritorious defenses to these suits and intend to defend ourselves vigorously.

In May 2009, the U.K. High Court of Justice ruled in the case filed by L'Oréal SA, Lancôme Parfums et Beauté & Cie, Laboratoire Garnier & Cie and L'Oréal (UK) Ltd against eBay International AG, other eBay companies, and several eBay sellers (No. HC07CO1978) that eBay was not jointly liable with the seller co-defendants as a joint tortfeasor, and indicated that it would certify to the European Court of Justice (ECJ) questions of liability for the use of L'Oréal trademarks, hosting liability, and the scope of a possible injunction against intermediaries. In July 2011, the ECJ ruled on the questions certified by the U.K. High Court of Justice. It held that (a) brand names could be used by marketplaces as keywords for paid search advertising without violating a trademark owner's rights if it were clear to consumers that the goods reached via the key word link were not being offered by the trademark owner or its designees but instead by third parties, (b) that marketplaces could invoke the limitation from liability provided by Article 14 of the ecommerce directive if they did not take such an active role with respect to the listings in question that the limitation would not be available, but that even where the limitation was available, the marketplace could be liable if it had awareness (through notice or its own investigation) of the illegality of the listings, (c) that a marketplace would be liable in a specific jurisdiction only if the offers on the website at issue were targeting that jurisdiction, a question of fact, (d) that injunctions may be issued to a marketplace in connection with infringing third party content, but that such injunctions must be proportionate and not block legitimate trade and (e) that trademark rights can only be evoked by a rights owner as a result of a seller's commercial activity as opposed to private activity. The matter was set to return to the U.K. High Court of Justice for further action in light of the ECJ opinion. However, we have entered into a Cooperation and Settlement Agreement with L'Oréal and the other parties to the suit, under which all pending litigation is terminated, including other pending cases in Europe regarding the question of liability for third party content on our websites. We had previously accrued sufficient amounts for this settlement.

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eBay's Korean subsidiary, IAC (which has merged into Gmarket and is now named eBay Korea), has notified its approximately 20 million users of a January 2008 data breach involving personally identifiable information including name, address, resident registration number and some transaction and refund data (but not including credit card information or real time banking information). Approximately 149,000 users sued IAC over this breach in several lawsuits in Korean courts and more may do so in the future (including after final determination of liability). Trial for a group of representative suits began in August 2009 in the Seoul Central District Court, and trial for other suits began later in the Seoul Central District Court. There is some precedent in Korea for a court to grant “consolation money” for data breaches without a specific finding of harm from the breach. Such precedents have involved payments of up to approximately $200 per user. In January 2010, the Seoul Central District Court ruled that IAC had met its obligations with respect to defending the website from intrusion and, accordingly, had no liability for the breach. This January 2010 ruling was appealed by approximately 34,000 plaintiffs to the Seoul High Court. In September 2012, the Seoul High Court announced its decision upholding the Seoul Central District Court's January 2010 decision for three cases involving 55 plaintiffs (who did not appeal to the Korea Supreme Court). During 2013, the Seoul High Court upheld the Seoul Central District Court's January 2010 ruling in another 18 cases involving 33,795 plaintiffs. The Seoul High Court's decision in 10 of these 18 cases has been appealed by 33,215 plaintiffs to the Korea Supreme Court, and there was no appeal in the eighty other cases. Currently, the Korea Supreme Court is reviewing a total of 11 cases with 33,218 plaintiffs, including one case appealed from the Daegu High Court. In January 2013, the Seoul Western District Court ruled in favor of IAC with respect to two cases filed by 2,291 plaintiffs by following the Seoul Central District Court's January 2010 ruling, and 2,284 plaintiffs proceeded to appeal the January 2013 decision of the Seoul Western District Court to the Seoul High Court. We expect decisions in these cases in late 2014.

General Matters

Other third parties have from time to time claimed, and others may claim in the future, that we have infringed their intellectual property rights. We are subject to patent disputes, and expect that we will increasingly be subject to additional patent infringement claims involving various aspects of our Marketplaces, Payments and Enterprise (formerly known as GSI) businesses as our services continue to expand in scope and complexity. Such claims may be brought directly against our companies and/or against our customers (who may be entitled to contractual indemnification under their contracts with us), and we are subject to increased exposure to such claims as a result of our acquisitions of other businesses or assets, particularly in cases where we are entering into new businesses in connection with such acquisitions. We have in the past been forced to litigate such claims. We may also become more vulnerable to third-party claims as laws such as the Digital Millennium Copyright Act, the Lanham Act and the Communications Decency Act are interpreted by the courts, and as we expand the scope of our business (both in terms of the range of products and services that we offer and our geographical operations) and become subject to laws in jurisdictions where the underlying laws with respect to the potential liability of online intermediaries like ourselves are either unclear or less favorable. We believe that additional lawsuits alleging that we have violated patent, copyright or trademark laws will be filed against us. Intellectual property claims, whether meritorious or not, are time consuming and costly to defend and resolve, could require expensive changes in our methods of doing business, or could require us to enter into costly royalty or licensing agreements on unfavorable terms.

From time to time, we are involved in other disputes or regulatory inquiries that arise in the ordinary course of business. These disputes and inquiries include suits by our users (individually or as class actions) alleging, among other things, improper credit and/or collection activities; improper disclosure of our prices, rules or policies; that our prices, rules, policies or customer/user agreements violate applicable law; that we have not acted in conformity with such prices, rules, policies or agreements; or violations of privacy laws and policies. The number and significance of these disputes and inquiries continue to increase as our company has grown larger, our businesses have expanded in scope (both in terms of the range of products and services that we offer and our geographical operations) and our products and services have increased in complexity. Any claims or regulatory actions against us, whether meritorious or not, could be time consuming, result in costly litigation, damage awards (including statutory damages for certain causes of action in certain jurisdictions), injunctive relief or increased costs of doing business through adverse judgment or settlement, require us to change our business practices in expensive ways, require significant amounts of management time, result in the diversion of significant operational resources or otherwise harm our business.

Indemnification Provisions

In the ordinary course of business, we have included limited indemnification provisions in certain of our agreements with parties with which we have commercial relations, including our standard marketing, promotions and application-programming-interface license agreements. Under these contracts, we generally indemnify, hold harmless and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with claims by a third

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party with respect to our domain names, trademarks, logos and other branding elements to the extent that such marks are applicable to our performance under the subject agreement. In certain cases, we have agreed to provide indemnification for intellectual property infringement. Our Enterprise business has provided in many of its major ecommerce agreements an indemnity for other types of third-party claims, which are indemnities mainly related to various intellectual property rights, and we have provided similar indemnities in a limited number of agreements for our other businesses, including our Magento business. In our PayPal business, we have provided an indemnity to our payment processors in the event of certain third-party claims or card association fines against the processor arising out of conduct by PayPal or PayPal customers. PayPal has also provided a limited indemnity to merchants using its retail point of sale payment services and to manufacturers of its point of sale devices (e.g., the PayPal Here devices and the Beacon device). In addition, Bill Me Later has provided indemnification provisions in its agreements with the chartered financial institutions that issue its credit products. It is not possible to determine the maximum potential loss under these indemnification provisions due to our limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, losses recorded in our statement of income in connection with our indemnification provisions have not been significant, either individually or collectively.

Off-Balance Sheet Arrangements

As of December 31, 2013, we had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

In Europe, we have two cash pooling arrangements with a financial institution for cash management purposes. These arrangements allow for cash withdrawals from this financial institution based upon our aggregate operating cash balances held in Europe within the same financial institution (“Aggregate Cash Deposits”). These arrangements also allow us to withdraw amounts exceeding the Aggregate Cash Deposits up to an agreed-upon limit. The net balance of the withdrawals and the Aggregate Cash Deposits are used by the financial institution as a basis for calculating our net interest expense or income. As of December 31, 2013, we had a total of $3.1 billion in cash withdrawals offsetting our $3.1 billion in Aggregate Cash Deposits held within the same financial institution under these cash pooling arrangements.

Based on differences in regulatory requirements and commercial law in the jurisdictions where PayPal operates, PayPal holds customer balances either as direct claims against PayPal or as an agent or custodian on behalf of PayPal's customers. Customer balances held by PayPal as an agent or custodian on behalf of our customers are not reflected on our consolidated balance sheet, while customer balances held as direct claims against PayPal are reflected on our consolidated balance sheet.

In 2012, PayPal's California regulator, the Division of Financial Institutions under the California Department of Business Oversight, notified PayPal that PayPal's practice of holding the funds underlying U.S. customer balances as an agent on behalf of its customers, rather than as owner of those funds, meant that PayPal could not treat those funds as liquid assets for purposes of the liquidity rules applicable to California money transmitter licensees. Based on changes to our U.S. PayPal user agreement effective November 1, 2012, PayPal began holding U.S. customer balances as direct claims against PayPal, rather than as an agent or custodian on behalf of such PayPal customers.  As a result, effective November 1, 2012, all U.S. PayPal customer balances, which were previously not reported on our consolidated balance sheet, have been reflected as assets in our consolidated balance sheet under “Funds receivable and customer accounts,” with an associated liability under “Funds payable and amounts due to customers.” Following this change, PayPal now holds all customer balances (both in the U.S. and internationally) as direct claims against PayPal.

Note 12 – Related Party Transactions
We have entered into indemnification agreements with each of our directors, executive officers and certain other officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with us.
All contracts with related parties are at rates and terms that we believe are comparable with those that could be entered into with independent third parties. There were no material related party transactions in 2013. As of December 31, 2013, there were no material amounts payable to or amounts receivable from related parties.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13 – Stockholders' Equity
Preferred Stock
We are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series; to establish the number of shares included within each series; to fix the rights, preferences and privileges of the shares of each wholly unissued series and any related qualifications, limitations or restrictions; and to increase or decrease the number of shares of any series (but not below the number of shares of a series then outstanding) without any further vote or action by our stockholders. At December 31, 2013 and 2012, there were 10 million shares of $0.001 par value preferred stock authorized for issuance, and no shares issued or outstanding.
Common Stock
Our Amended and Restated Certificate of Incorporation authorizes us to issue 3.6 billion shares of common stock.

Note 14 – Stock Repurchase Program

In June 2012, our Board of Directors authorized a stock repurchase program that provides for the repurchase of up to an additional $2 billion of our common stock, with no expiration from the date of authorization. The 2012 stock repurchase program is intended to offset the impact of dilution from our equity compensation programs. The stock repurchase activity under the 2012 stock repurchase program during 2013 is summarized as follows:

	Shares Repurchased	Average Price per Share (1)	Value of Shares Repurchased	Remaining Amount Authorized
	(In millions, except per share amounts)
Balance at January 1, 2013	—	$51.89	$17	$1,983
Repurchase of common stock	25	54.33	1,343	(1,343)
Balance at December 31, 2013	25	$54.30	$1,360	$640

(1) Stock repurchase activity excludes broker commissions.

These repurchased shares were recorded as treasury stock and were accounted for under the cost method. No repurchased shares have been retired.

As of December 31, 2013, approximately $640 million remained for further repurchases of our common stock under the 2012 stock repurchase program.

In addition, in January 2014, our board of directors authorized an additional $5 billion stock repurchase program.  This new stock repurchase program, together with $640 million remaining under our prior stock repurchase program authorized in June 2012, brings the total repurchase authorization to $5.6 billion as of January 2014.  In addition to continuing to repurchase shares to offset dilution from our equity compensation programs, we expect, subject to market conditions and other factors, to make opportunistic repurchases of our common stock to reduce outstanding share count.  Any share repurchases under our stock repurchase programs may be made through open market transactions, block trades, privately negotiated transactions (including accelerated share repurchase transactions) or other means at times and in such amounts as management deems appropriate and will be funded from our working capital or other financing alternatives.
Our stock repurchase programs may be limited or terminated at any time without prior notice. The timing and actual number of shares repurchased will depend on a variety of factors including corporate and regulatory requirements, price, other market conditions and management's determination as to the appropriate use of our cash.

Note 15 – Stock-Based and Employee Savings Plans

Equity Incentive Plans

We have equity incentive plans under which we grant equity awards, including stock options, restricted stock units, performance-based restricted stock units, performance share units and nonvested shares, to our directors, officers and employees. At December 31, 2013, 611 million shares were authorized under our equity incentive plans and 47 million shares were available for future grant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All stock options granted under these plans generally vest 12.5% six months from the date of grant (or 25% one year from the date of grant for grants to new employees) with the remainder vesting at a rate of 2.08% per month thereafter, and generally expire seven to ten years from the date of grant. The cost of stock options is determined using the Black-Scholes option pricing model on the date of grant.

Restricted stock units and nonvested shares are granted to eligible employees under our equity incentive plans. In general, restricted stock units and nonvested shares vest in equal annual installments over a period of three to five years, are subject to the employees' continuing service to us and do not have an expiration date. The cost of restricted stock units and nonvested shares is determined using the fair value of our common stock on the date of grant. There were no grants of nonvested shares in 2013 and 2012 and vesting of all prior grants of nonvested shares was completed as of December 31, 2011.

In 2013, 2012 and 2011, certain executives were eligible to receive performance-based restricted stock units. The number of restricted stock units ultimately received depends on our business performance against specified performance targets set by the Compensation Committee. If the performance criteria are satisfied, the performance-based restricted stock units are granted, with one-half of the grant vesting in March following the end of the performance period and the remaining one-half vesting one year later.

In 2012, certain executives were granted performance share units with performance-based vesting conditions. The number of performance share units ultimately received depends on eBay Inc.'s total stockholder return meeting or exceeding the median total stockholder return of eBay Inc.'s 2012 peer group over annual performance periods from 2013-2016 and cumulative performance periods from 2012-2016. The performance share units are also subject to certain vesting and eligibility requirements and the shares underlying the performance share units issued upon satisfaction of the vesting conditions, if any, cannot be sold until after December 31, 2017.

Employee Stock Purchase Plan

We have an employee stock purchase plan for all eligible employees. Under the plan, shares of our common stock may be purchased over an offering period with a maximum duration of two years at 85% of the lower of the fair market value on the first day of the applicable offering period or on the last day of the six-month purchase period. Employees may purchase shares having a value not exceeding 10% of their eligible compensation during an offering period. During the years ended 2013, 2012, and 2011, employees purchased approximately 4 million, 4 million and 3 million shares under this plan at average prices of $35.51, $26.10 and $23.55 per share, respectively. At December 31, 2013, approximately 31 million shares of common stock were reserved for future issuance.

Employee Savings Plan

We have a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 50% of their eligible compensation, but not more than statutory limits. In 2013, 2012 and 2011, we contributed one dollar for each dollar a participant contributed, with a maximum contribution of 4% of each employee's eligible compensation, subject to a maximum employer contribution of $10,400 per employee for each period. Our non-U.S. employees are covered by various other savings plans. Our total expenses for these savings plans were $84 million in 2013, $71 million in 2012 and $50 million in 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Stock Units

Beginning with the 2011 annual meeting of stockholders, we have granted deferred stock units to each non-employee director (other than Mr. Omidyar) at the time of our annual meeting of stockholders equal to the result of dividing $220,000 by the fair market value of our common stock on the date of grant. In addition, new directors who are not employees of the company or its subsidiaries or affiliates receive a one-time grant of deferrred stock units equal to the result of dividing $150,000 by the fair market value of our common stock on the date of grant. Each deferred stock unit constitutes an unfunded and unsecured right to receive one share of our common stock (or, with respect to deferred stock units granted prior to August 1, 2013, the equivalent value thereof in cash or property at our election). Each deferred stock unit award granted to a new non-employee director upon election to the Board vests 25% one year from the date of grant, and at a rate of 2.08% per month thereafter. If the services of the director are terminated at any time, all rights to the unvested deferred stock units will also terminate. In addition, directors may elect to receive, in lieu of annual retainer and committee chair fees and at the time these fees would otherwise be payable (i.e., on a quarterly basis in arrears for services provided), fully vested deferred stock units with an initial value equal to the amount based on the fair market value of common stock at the date of grant. Following the termination of a non-employee director's service on the Board of Directors, deferred stock units granted prior to August 1, 2013 are payable in stock or cash (at our election), while deferred stock units granted on or after August 1, 2013 are payable solely in stock. As of December 31, 2013, there were approximately 303,339 deferred stock units outstanding included in our restricted stock unit activity below.

Stock Option Activity

The following table summarizes stock option activity under our equity incentive plans as of and for the year ended December 31, 2013:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(In millions, except per share amounts and years)
Outstanding at January 1, 2013	24	$27.14
Granted and assumed	2	$55.27
Exercised	(11)	$27.07
Forfeited/expired/canceled	(1)	$31.96
Outstanding at December 31, 2013	14	$29.79	3.54	$345
Expected to vest	13	$29.37	3.48	$340
Options exercisable	9	$25.65	2.84	$271

The aggregate intrinsic value of options was calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock. At December 31, 2013, options to purchase 12 million shares of our common stock were in-the-money.

The weighted average grant-date fair value of options granted during the years 2013, 2012 and 2011 was $15.39, $11.21 and $9.87, respectively. During the years 2013, 2012 and 2011, the aggregate intrinsic value of options exercised under our equity incentive plans was $292 million, $276 million and $129 million, respectively, determined as of the date of option exercise.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock Unit Activity

A summary of the status of restricted stock units ("RSU") granted (including performance-based restricted stock units that have been earned) under our equity incentive plans as of December 31, 2013 and changes during the year ended December 31, 2013 is presented below:

	Units	Weighted Average Grant-Date Fair Value (per share)
	(In millions, except per share amounts)
Outstanding at January 1, 2013	39	$31.35
Awarded and assumed	14	$55.21
Vested	(15)	$27.79
Forfeited	(4)	$37.83
Outstanding at December 31, 2013	34	$42.32
Expected to vest at December 31, 2013	30

During the years 2013, 2012 and 2011, the aggregate intrinsic value of restricted stock units vested under our equity incentive plans was $813 million, $591 million and $466 million, respectively.

 Stock-based Compensation Expense

The impact on our results of operations of recording stock-based compensation expense for years ended December 31, 2013, 2012 and 2011 was as follows:

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Cost of net revenues	$79	$55	$56
Sales and marketing	159	135	132
Product development	187	138	123
General and administrative	184	160	147
Total stock-based compensation expense	$609	$488	$458
Capitalized in product development	$15	$19	$17

As of December 31, 2013, there was approximately $1.0 billion of unearned stock-based compensation that will be expensed from 2014 through 2017. If there are any modifications or cancellations of the underlying unvested awards, we may be required to accelerate, increase or cancel all or a portion of the remaining unearned stock-based compensation expense. Future unearned stock-based compensation will increase to the extent we grant additional equity awards, change the mix of grants between stock options and restricted stock units or assume unvested equity awards in connection with acquisitions.

Stock Option Valuation Assumptions

We calculated the fair value of each stock option award on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
Risk-free interest rate	0.6%	0.7%	1.2%
Expected life (in years)	4.1	4.0	3.8
Dividend yield	—%	—%	—%
Expected volatility	34%	38%	38%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our computation of expected volatility is based on a combination of historical and market-based implied volatility from traded options on our common stock. Our computation of expected life is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

Note 16 – Income Taxes

The components of pretax income for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Year Ended December 31,
	2013	2012	2011
	(In millions)
United States	$594	$605	$1,746
International	2,872	2,479	2,164
	$3,466	$3,084	$3,910

U.S. pre-tax income for the year ended December 31, 2011 includes approximately $449 million relating to non-U.S. income recharacterized as U.S. income due to the settlement of multiple uncertain tax positions.

The provision for income taxes is comprised of the following:

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Current:
Federal	$455	$327	$518
State and local	(4)	63	24
Foreign	190	120	122
	$641	$510	$664
Deferred:
Federal	$18	$34	$64
State and local	(22)	(24)	(3)
Foreign	(27)	(45)	(44)
	(31)	(35)	17
	$610	$475	$681
The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the federal statutory rate of 35% for 2013, 2012 and 2011 to income before income taxes:

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Provision at statutory rate	$1,213	$1,080	$1,369
Permanent differences:
Foreign income taxed at different rates	(607)	(617)	(1,093)
Gain on sale of Skype	—	—	321
Change in valuation allowance	—	3	(1)
Stock-based compensation	33	(14)	32
State taxes, net of federal benefit	(26)	39	21
Research and other tax credits	(43)	1	(8)
Divested business	21	(41)	34
Other	19	24	6
	$610	$475	$681

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to be reversed. Significant deferred tax assets and liabilities consist of the following:

	December 31,
	2013	2012
	(In millions)
Deferred tax assets:
Net operating loss, capital loss and credits	$310	$235
Accruals and allowances	341	355
Stock-based compensation	145	133
Discount on note receivable	—	55
Net unrealized losses	5	5
Net deferred tax assets	801	783
Valuation allowance	(186)	(169)
	$615	$614
Deferred tax liabilities:
Unremitted foreign earnings	$(246)	$(220)
Acquisition-related intangibles	(296)	(357)
Depreciation and amortization	(351)	(302)
Available-for-sale securities	(332)	(237)
Other	(28)	(21)
	(1,253)	(1,137)
	$(638)	$(523)
As of December 31, 2013, our federal, foreign and state net operating loss carryforwards for income tax purposes were approximately $146 million, $147 million and $569 million, respectively. The federal and state net operating loss carryforwards are subject to various limitations under Section 382 of the Internal Revenue Code and applicable state tax laws. If not utilized, the federal net operating loss carryforwards will begin to expire in 2016 and the state net operating loss carryforwards will begin to expire in 2014. As of December 31, 2013, our federal and state tax credit carryforwards for income tax purposes were approximately $2 million and $44 million, respectively. If not utilized, the federal tax credit carryforwards will begin to expire in 2018 and most of the state tax credits carry forward indefinitely.
As of December 31, 2013 and 2012, our federal capital loss carryover amounted to $403 million and $344 million, respectively, which is subject to a full valuation allowance. The increase in the capital loss carryover and associated valuation allowance is primarily due to the tax loss on sale of the Kynetic note. If not utilized, the federal capital loss carryover will begin to expire in 2014 and fully expire in 2018.
At December 31, 2013 and 2012, we maintained a valuation allowance with respect to certain of our deferred tax assets relating primarily to U.S. capital losses and operating losses in certain states and various non-U.S. jurisdictions that we believe are not likely to be realized.
We have not provided for U.S. federal or foreign income taxes, including withholding taxes on $14.0 billion of our non-U.S. subsidiaries' undistributed earnings as of December 31, 2013. We intend to indefinitely reinvest the $14.0 billion of our non-U.S. subsidiaries’ undistributed earnings in our international operations. Accordingly, we currently have no plans to repatriate those funds. As such, we do not know the time or manner in which we would repatriate those funds. Because the time or manner of repatriation is uncertain, we cannot determine the impact of local taxes, withholding taxes and foreign tax credits associated with the future repatriation of such earnings and therefore cannot quantify the tax liability. In cases where we intend to repatriate a portion of our foreign subsidiaries’ undistributed earnings, we provide U.S. and applicable foreign taxes on such earnings and such taxes are included in our deferred taxes or tax payable liabilities depending upon the planned timing and manner of such repatriation. During 2013, we provided U.S. tax on approximately $450 million of our non-U.S. earnings which we expect to repatriate in the future.
On a regular basis, we develop cash forecasts to estimate our cash needs internationally and domestically. We consider projected cash needs for, among other things, investments in our existing businesses, potential acquisitions and capital transactions, including repurchases of our common stock and debt repayments. We estimate the amount of cash available or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

needed in the jurisdictions where these investments are expected, as well as our ability to generate cash in those jurisdictions and our access to capital markets. This analysis enables us to conclude whether or not we will indefinitely reinvest the current period’s foreign earnings. We benefit from tax rulings concluded in several different jurisdictions, most significantly Switzerland, Singapore and Luxembourg. These rulings provide for significantly lower rates of taxation on certain classes of income and require various thresholds of investment and employment in those jurisdictions. These rulings resulted in a tax savings of $540 million and $439 million in 2013 and 2012, respectively, which increased earnings per share (diluted) by approximately $0.41 and $0.33 in 2013 and 2012, respectively. These tax rulings are currently in effect and expire over periods ranging from 2020 to the duration of business operations in the respective jurisdictions. We evaluate compliance with our tax ruling agreements annually.

The following table reflects changes in unrecognized tax benefits since January 1, 2011:

	2013	2012	2011
	(In millions)
Gross amounts of unrecognized tax benefits as of the beginning of the period	$340	$286	$428
Increases related to prior period tax positions	104	60	33
Decreases related to prior period tax positions	(143)	(24)	(139)
Increases related to current period tax positions	37	19	41
Settlements	(4)	(1)	(77)
Gross amounts of unrecognized tax benefits as of the end of the period	$334	$340	$286

During 2013 we increased our reserves by $104 million for various issues that related to tax examination risks assessed during the year. In addition, we reduced our reserves by $143 million based on audit findings and settlement of multiple uncertain tax positions. If the remaining balance of unrecognized tax benefits were realized in a future period, it would result in a tax benefit of $256 million. As of December 31, 2013, our liabilities for unrecognized tax benefits were included in accrued expenses and other current liabilities and deferred and other tax liabilities, net.

 We recognize interest and/or penalties related to uncertain tax positions in income tax expense. In 2013, we reduced our accrual for penalties and interest resulting in a tax benefit of $17 million. The amount of interest and penalties accrued as of December 31, 2013 and 2012 was approximately $77 million and $117 million, respectively.

We are subject to both direct and indirect taxation in the U.S. and various states and foreign jurisdictions. We are under examination by certain tax authorities for the 2003 to 2012 tax years. We believe that adequate amounts have been reserved for any adjustments that may ultimately result from these or other examinations. The material jurisdictions where we are subject to potential examination by tax authorities for tax years after 2002 include, among others, the U.S. (Federal and California), France, Germany, Italy, Korea, Israel, Switzerland, Singapore and Canada.

Although the timing of the resolution and/or closure of audits is highly uncertain, it is reasonably possible that the balance of gross unrecognized tax benefits could significantly change in the next 12 months. However, given the number of years remaining subject to examination and the number of matters being examined, we are unable to estimate the full range of possible adjustments to the balance of gross unrecognized tax benefits.

Note 17 – Loans and Interest Receivable, Net
Loans and interest receivable represent purchased consumer receivables arising from loans made by a partner chartered financial institution to individual consumers in the U.S. to purchase goods and services through our Bill Me Later merchant network. Although a chartered financial institution continues to own each respective customer account, we own the related consumer receivable and Bill Me Later is responsible for all servicing functions related to the customer accounts. Effective August 29, 2013, ownership of most of the existing customer accounts was transitioned to a new chartered financial institution. As part of the arrangement with the new chartered financial institution, we sell the chartered financial institution a participation interest in the entire pool of consumer receivables outstanding under the customer accounts. During 2013 and 2012, we purchased approximately $4.1 billion and $3.2 billion, respectively, in consumer receivables. As of December 31, 2013, the total outstanding balance of this pool of consumer receivables is $2.9 billion, of which we sold a participation interest to the new chartered financial institution of $65 million, or 2.25%.  The chartered financial institution has no recourse related to its participation interest for failure of debtors to pay when due. The participation interest held by the chartered financial institution has the same priority to the interests held by us and is subject to the same credit, prepayment, and interest rate risk associated with this pool of consumer receivables.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loans and interest receivable are reported at their outstanding principal balances, net of participation interest sold and pro-rata allowances, including unamortized deferred origination costs and estimated collectible interest and fees. We use a consumer's FICO score, among other measures, in evaluating the credit quality of our consumer receivables. A FICO score is a type of credit score that lenders use to assess an applicant's credit risk and whether to extend credit. Individual FICO scores generally are obtained each quarter the consumer has an outstanding consumer receivable owned by Bill Me Later. The weighted average consumer FICO score related to the pool of consumer receivables and interest receivable balance outstanding as of December 31, 2013 was 688 compared to 689 as of December 31, 2012. As of December 31, 2013 and 2012, approximately 54.7% and 55.8%, respectively, of the pool of consumer receivables and interest receivable balance was due from consumers with FICO scores greater than 680, which is generally considered "prime" by the consumer credit industry. As of December 31, 2013 and December 31, 2012, 9.1% and 9.4%, respectively, of the pool of consumer receivables and interest receivable balance was due from customers with FICO scores below 599. As of December 31, 2013 and 2012, approximately 90%, of our consumer receivables and interest receivable portfolio was current for both periods.
The following table summarizes the activity in the allowance for loans and interest receivable for the years ended December 31, 2013 and 2012:

(In millions)
Balance as of January 1, 2012	$59
Charge-offs	(137)
Recoveries	9
Provision	170
Balance as of January 1, 2013	101
Charge-offs	(232)
Recoveries	14
Provision	263
Balance as of December 31, 2013	$146

Note 18 – Interest and Other, Net

The components of interest and other, net for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Interest income	$111	$134	$111
Interest expense	(100)	(63)	(25)
Gain on sale of Skype	—	—	1,664
Gain (loss) on divestiture of businesses	75	118	(257)
Other	9	7	44
	$95	$196	$1,537

In 2012, we recognized a loss on a divestiture of a business and a gain on the sale of our remaining 30% equity interest in Skype.

For the years ended December 31, 2013 and 2012, interest expense on borrowings incurred to finance Bill Me Later's portfolio of loan receivables included in cost of net revenues was $11 million and $9 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 19 – Accumulated Other Comprehensive Income
The following table summarizes the changes in accumulated balances of other comprehensive income for the year ended December 31, 2013:

	Unrealized Gains (Losses) on Cash Flow Hedges	Unrealized Gains on Investments	Foreign Currency Translation	Estimated tax (expense) benefit	Total
	(In millions)
Beginning balance	$(55)	$687	$449	$(225)	$856
Other comprehensive income before reclassifications	(65)	243	208	(91)	295
Amount of gain (loss) reclassified from accumulated other comprehensive income	(14)	9	—	—	(5)
Net current period other comprehensive income	(51)	234	208	(91)	300
Ending balance	$(106)	$921	$657	$(316)	$1,156
The following table provides details about reclassifications out of accumulated other comprehensive income for the year ended December 31, 2013:

Details about Accumulated Other Comprehensive Income Components	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income	Affected Line Item in the Statement of Income
(In millions)
Gains (losses) on cash flow hedges - foreign exchange contracts	$(4)	Net revenues
	(3)	Cost of net revenues
	(1)	Sales and marketing
	(5)	Product development
	(1)	General and administrative
	(14)	Total, before income taxes
	—	Provision for income taxes
	(14)	Total, net of income taxes

Unrealized gains on investments	9	Interest and other, net
	9	Total, before income taxes
	—	Provision for income taxes
	9	Total, net of income taxes

Total reclassifications for the period	$(5)	Total, net of income taxes